Exhibit 99.1

SELECTED FINANCIAL DATA
The selected financial data shown in the table below was derived from the consolidated financial statements of Valero Energy Partners LP (the Partnership) and from the combined financial statements of our Predecessor (defined below). The Partnership completed its initial public offering (the Offering) of 17,250,000 common units representing limited partner interests on December 16, 2013. The Partnership acquired the Texas Crude Systems Business on July 1, 2014 and the Houston and St. Charles Terminal Services Business on March 1, 2015 (collectively, the Acquisitions) from Valero Energy Corporation. The Acquisitions were accounted for as transfers of businesses between entities under common control. Accordingly, this financial data has been retrospectively adjusted to include the historical results of the Acquisitions for all periods presented prior to the effective dates of each acquisition. We refer to the historical results prior to the Offering and the Acquisitions as those of our “Predecessor.”
The following table should be read together with Exhibit 99.2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes in Exhibit 99.3, “Financial Statements and Supplementary Data.” The amounts below are presented in thousands, except per unit amounts.

	Year Ended December 31,
	2014	2013	2012	2011
Operating revenues – related party	$129,180	$124,985	$115,889	$90,933
Net income (loss)	19,207	22,515	13,138	(1,948)
Net income per limited partner unit – basic and diluted:
Common units	1.01	0.03	n/a	n/a
Subordinated units	1.01	0.03	n/a	n/a
Cash distribution declared per unit	0.941	0.037	n/a	n/a
Cash and cash equivalents	236,579	375,118	—	—
Total assets	891,764	985,499	516,983	486,393
Capital lease obligations, net of current portion	1,519	3,079	5,405	6,952